Exhibit 99.1

99.1     Press Release issued by Haemonetics Corporation on June 8, 2006.

HAEMONETICS CORPORATION • 400 Wood Road, Braintree, Massachusetts 02184 USA • (781) 848-7100 • http://www.haemonetics.com

FOR RELEASE:	CONTACT:
Date: June 8. 2006	Julie Fallon
Time: 7:00 AM Eastern	Tel. (781) 356-9517
Alternate Tel. (617) 320-2401
fallon@haemonetics.com

HAEMONETICS TO ACQUIRE ARRYX IN $26 MILLION TRANSACTION
--Acquisition Will Strengthen and Diversify Haemonetics’ Research Initiatives--

BRAINTREE, MA, DATE – Haemonetics Corporation (NYSE: HAE) and Arryx, Inc., a privately held nano-technology  company, today announced that they have signed a definitive agreement whereby Haemonetics will acquire the outstanding shares of Arryx that it does not already own for $26 million in cash.  Haemonetics and Arryx have been collaborating since October 2004 in developing and commercializing proprietary blood separation and processing technologies.

Arryx’s proprietary technology uses light to form optical traps to move and manipulate small objects.  Using laser beams and holograms, the systems can independently and in parallel hold, move, separate, and otherwise manipulate hundreds of microscopic and nanoscopic objects.  Arryx’s first product, the BioRyx 200® system, is used to handle cells and other objects in a laboratory environment.

“The acquisition of Arryx is a key component of our strategy to strengthen and diversify our own research initiatives and expand the business by leveraging our core competencies,” said Brad Nutter, Haemonetics’ President and CEO.  “Nano-separation technology adds to our blood separation competency and provides us with a new technology platform.  With Arryx technology and its world class research employees we can see opportunities to broaden our reach into new, adjacent markets.”

Dr. Kenneth Bradley, Arryx’s CEO, said, “Haemonetics’ global resources and commitment to developing innovative healthcare technologies make them an ideal partner for us.  Working together we can more quickly deliver advanced technology platforms.  We look forward to joining Haemonetics.”

The transaction is expected to close in the third quarter of calendar year 2006 and is subject to satisfaction of customary closing conditions.  Arryx’s personnel and operations will remain in Chicago.

Haemonetics expects an additional $0.08 - $0.10 of earnings per share dilution associated with operating expenses and amortization in fiscal 2007.  The Company’s new pro-forma earnings per share guidance is $2.05 to $2.17.  Haemonetics will post a fiscal 2007 guidance scenario on its website.  Additionally, as a result of the transaction, Haemonetics expects to record a one time charge, principally for in-process research and development, which is subject to final independent valuation,

CONFERENCE CALL

Haemonetics will hold a conference call on Thursday, June 8th at 9:00 am eastern to review the acquisition in more detail.  Interested parties can participate in the conference call by dialing (888) 424-6234 (US only) or (973) 321-1020 with conference ID 7482193.  The call will be replayed through June 22nd at (877) 519-4471 (US only) or (973) 341-3080 using PIN 7482193.

Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems.  These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety.  To learn more about Haemonetics’ products and markets, visit its web site at http://www.haemonetics.com.

This release contains forward looking statements that involve risks and uncertainties, including technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, product demand, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The foregoing list should not be construed as exhaustive.  The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements.

Haemonetics is a registered trademark of Haemonetics Corporation.  Arryx and BioRyx 200 are registered trademarks of Arryx, Inc.

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